Exhibit 23.2

Consent of Independent Auditors

The Board of Directors of

Plum Creek Timber Company, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-67382, 333-158775 and 333-158775-01) on Form S-3 and registration statements (Nos. 333-59812, 333-71192 and 333-123146) on Form S-8 of Plum Creek Timber Company, Inc. of our report dated February 22, 2010, with respect to the balance sheets of Southern Diversified Timber, LLC as of December 31, 2009 and 2008, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2009 and period from October 1, 2008 (inception) through December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Plum Creek Timber Company, Inc.

/s/ KPMG LLP

Portland, Oregon

February 25, 2010